Exhibit 99.1

Total System Services, Inc.
1600 First Ave.	+1.706.649.2307
P.O. Box 2567	+1.706.649.5740
Columbus, GA 31902-2567	www.tsys.com
For immediate release.
Contacts:

James B. Lipham	Shawn Roberts
Chief Financial Officer	TSYS Investor Relations
+1.706.649.2262	+1.706.644.6081
shawnroberts@tsys.com
TSYS REPORTS RESULTS FOR 2007 and INCREASES 2008 GUIDANCE
Columbus, Ga., January 23, 2008 — TSYS today announced the results for the fourth quarter and full year of 2007. On a generally accepted accounting principles (GAAP) basis, TSYS reported basic earnings per share of $1.21 for the year and $0.23 for the fourth quarter. On a non-GAAP basis excluding one-time spin costs of $0.11 for the year and $0.11 for the quarter, TSYS reported basic earnings per share of $1.32 for the year and $0.34 for the fourth quarter. Spin related costs are considered non-recurring by TSYS and were incurred in connection with the distribution of the 80.6% ownership of TSYS by Synovus Financial Corp. (Synovus) to its shareholders on December 31, 2007.
•	Total revenues in 2007 were $1.806 billion representing a 1% increase over 2006 total revenues of $1.787 billion. Excluding the Bank of America termination fee of $65 million in 2006, revenues increased 5% in 2007 over the $1.722 billion in 2006.

•	Operating income in 2007 was $354 million representing a 1% decline over 2006 operating income of $357 million. Excluding the $65 million Bank of America termination fee and $2 million of related amortization expense in 2006 and the one-time spin related operating costs of $14 million in 2007, operating income was $368 million in 2007 representing a 25% increase over 2006 operating income of $294 million.

•	Net Income in 2007 was $237 million representing a decline of 5% over 2006 net income of $249 million. Excluding the net tax effect of the Bank of America termination fee of $41 million in 2006 and the one-time spin related costs and taxes of $23 million in 2007, net income for the year 2007 was $260 million representing a 25% increase over net income of $208 million in 2006.
          This press release includes pro forma financial information that is not in accordance with GAAP. A reconciliation of GAAP is included in this press release in the form of a table that should be read in conjunction with this information.
          “As we celebrate our 25th anniversary as a public company, we will certainly remember 2007 as the year of the ‘spin’ from Synovus Financial Corp. Synovus has been a wonderful majority owner for 25 years and we salute them. Our new independence gives us greater flexibility as we move forward with our long-term growth strategy. With passion and dedication, our team overcame many one-time obstacles in 2007 and once again highlighted our unique position in the industry,” said Philip W. Tomlinson, chairman of the board and chief executive officer.

          “The year 2007 was an exceptional year for TSYS. Our international revenues grew 33% over 2006, and we expect strong growth to continue. We also generated 15% organic growth for the year in electronic payment processing revenues which contributed to our operating margin expanding to 25.7% of revenues before reimbursables,” said Tomlinson.
          “We are looking forward to 2008 and beyond as we continue to reach out across the globe as an international organization dedicated to being the best and most cost effective provider of payment processing services in the world. As indicated in our Guidance Table below, we expect TSYS’ total revenues to grow in the range of 7% to 9% in 2008, and now expect net income and basic earnings per share to grow in the range of 7% to 9%, up from the previously announced 4% to 6%,” said Tomlinson.
Recent Highlights
•	TSYS successfully completed its spin-off from Synovus on December 31, 2007 and is now a fully independent, publicly-traded company.

•	TSYS joined the S&P 500 Index upon being spun-off from Synovus.

•	In connection with the spin-off, G. Sanders Griffith III, Synovus’ general counsel and secretary moved to TSYS to serve in the same capacity, and Paul Todd, Synovus’ executive vice president, was named executive vice president of mergers and acquisitions and strategic planning for TSYS.

•	Standard & Poor’s Rating Service assigned a ‘BBB’ investment grade corporate credit rating to TSYS with a stable outlook.

•	TSYS entered into a credit agreement with Bank of America N.A., Royal Bank of Scotland plc, and other lenders which provides for a $252 million five year unsecured revolving credit facility and a $168 million unsecured term loan. The proceeds will be used for working capital and other corporate purposes, including to finance the repurchase by TSYS of its capital stock.

•	China UnionPay Data Services Co., Ltd., TSYS’ joint venture with China UnionPay, successfully completed a bankcard conversion of over one million accounts for Shanghai Pudong Development Bank, one of the largest joint-stock commercial banks in China.

•	TSYS reached an agreement with Discover Financial Services to process card payments on Discover’s network. The agreement gives TSYS access to each of the four payment processing platforms: American Express, MasterCard, Visa, and now Discover.

Projected Outlook for 2008
TSYS’ 2008 earnings forecast is based on the following assumptions:
1.	Expenses associated with the spin-off are expected to be in the amounts set forth below which are $2 million higher in 2008 than previously announced. In 2008, expenses associated with the spin-off are classified under GAAP as operating expenses and income taxes. These estimates are subject to change as operating expenses include estimates of services being provided on an ongoing basis during the transition period after the spin-off. These items are summarized as follows with, for the sake of clarity, a comparison to 2007:

	2008E	2007
Conversion of Synovus stock options to TSYS stock options	$7	6

Other operating expenses	9	8

Total operating expenses	$16	14

Tax impact*	(6)	(2)

Other operating expenses, net of tax impact	$10	12

Income taxes related to deconsolidation	—	11

Total	$10	23

*Note:	Certain expenses in a re-organization, such as the spin-off, are not deductible for tax purposes. A majority of the expenses in 2007 are not deductible. A smaller amount of non-deductible expenses is expected in 2008.
2.	TSYS does not expect any significant movements in LIBOR, and does not expect significant draws on the revolving credit facility. TSYS closed a $420 million credit facility during the month of December 2007. At closing, the company received $168 million under the five year term portion of the facility. An additional $252 million will be available under a revolver that includes an annual undrawn fee of 10 basis points for the right to access those funds at anytime during the 5-year term of the facility.

3.	Estimated total revenues will increase 7% to 9% in 2008. Excluding the revenues associated with deconverted portfolios and reimbursable items, estimated pro forma total revenues will increase in the range of 12% to 14% over 2007 levels.

4.	Anticipated growth levels in employment, equipment and other expenses, which are included in 2008 estimates, will be accomplished.

5.	No significant movement in foreign currency exchange rates related to TSYS’ business.

6.	TSYS will not incur significant expenses associated with the conversion of new large clients or acquisitions, or any significant impairment of goodwill or other intangibles.

     Presentation of revenues and earnings excluding the spin-related costs, revenues associated with deconverted portfolios, termination fee and reimbursable items are non-GAAP financial measures. The following table is a reconciliation of the range of changes from 2006 to 2007 and 2007 to 2008, comparing non-GAAP financial measures to GAAP financial measures for 2006 and 2007 and estimated financial measures for 2008.

	Range of Guidance
	($ in millions)		08 vs. 07		07 vs. 06
(Amounts in millions of dollars; certain amounts have	2008	2007	Percent	2006	Percent
been adjusted due to rounding)	Forecast	Actual	Change	Actual	Change
TOTAL REVENUES	$1,928 to $1,964	$1,806	7% to 9%	$1,787	1%
Less: termination fee, net of related contract acquisition cost amortization*	—	—		($65)

Revenues excluding termination fee	$1,928 to $1,964	$1,806	7% to 9%	$1,722	5%
Less: reimbursable items	($391 to $399)	($378)		($353)

Revenues excluding reimbursable items and termination fee	$1,537 to $1,565	$1,428	8% to 10%	$1,369	4%
Less: revenues associated with deconverted portfolios	—	($55)		($243)

Revenues excluding reimbursable items, termination fee and revenues associated with deconverted portfolios	$1,537 to $1,565	$1,373	12% to 14%	$1,126	22%

NET INCOME	$254 to $259	$237	7% to 9%	$249	(5%)
Add: interest, taxes and other nonoperating items	$142 to $144	$117		$108

OPERATING INCOME	$396 to $403	$354	12% to 14%	$357	(1%)
Add: operating spin-related costs	$16	$14		—
Less: termination fee, net of amortization of contract acquisition costs*	—	—		($63)

Operating income, excluding spin-related expenses	$412 to $419	$368	12% to 14%	$294	25%
Add: depreciation and amortization	$151	$152		$185

EBITDA – earnings before interest, taxes, depreciation and amortization, excluding spin-related costs	$563 to $570	$520	8% to 10%	$479	9%

	Range of Guidance
	($ in millions)		08 vs. 07		07 vs. 06
(Amounts in millions of dollars; certain amounts have	2008	2007	Percent	2006	Percent
been adjusted due to rounding)	Forecast	Actual	Change	Actual	Change
NET INCOME	$254 to $259	$237	7% to 9%	$249	(5%)
Add: spin related costs, net of tax	$10	$23		—

Net income, excluding spin related expenses	$264 to $269	$260	1% to 3%	$249	4%
Less: termination fee, net of amortization of contract acquisition costs, net of tax	—	—		($ 41)

Net income, excluding impact of termination fee, net of acceleration of amortization of contract acquisition costs	$264 to $269	$260	1% to 3%	$208	25%

EARNINGS PER SHARE (EPS) — BASIC	$1.29 to $1.31	$1.21	7% to 9%	$1.27	(5%)

Add: spin related costs, net of tax per share	$0.05	$0.11		—

EPS, excluding spin related expenses	$1.34 to $1.36	$1.32	1% to 3%	$1.27	5%

Less: termination fee, net of amortization of contract acquisition costs, net of tax	—	—		($0.21)

EPS, excluding impact of termination fee, net of acceleration of amortization of contract acquisition costs	$1.34 to $1.36	$1.32	1% to 3%	$1.06	25%

Common shares outstanding	197.405	196.759		196.744

*Note:	TSYS accelerated the amortization of approximately $6 million in contract acquisition costs (comprised of $4 million of amortization related to payments for processing rights, which was recorded as a reduction of revenues, and $2 million of amortization expense related to conversion costs).
     TSYS believes the table above presents meaningful information to assist investors in understanding the company’s changes in total revenues and net income from 2006 to 2007 and estimates in changes from 2007 to 2008 as a result of the Bank of America consumer portfolio deconversion and spin-related costs as the non-GAAP financial measures exclude amounts that the company does not consider part of ongoing operating results. The non-GAAP financial percentage changes should not be considered by themselves or as a substitute for the GAAP percentage changes year over year. The non-GAAP measures should be considered as an additional view of the way TSYS’ financial measures are affected by the one-time Bank of America contract termination fee, acceleration of amortization of contract acquisition costs and reimbursable items and spin-related costs; and should be used in conjunction with all publicly filed financial statements and reports.

Conference Call
     TSYS will host its quarterly conference call at 8:30 a.m. EDT, Thursday, January 24. The conference call can be accessed via simultaneous Internet broadcast at tsys.com by clicking on the “Conference Call” icon on the homepage. The replay will be archived for 12 months and will be available approximately 30 minutes after the completion of the call.
About TSYS
     TSYS (www.tsys.com) is one of the world’s largest companies for outsourced payment services, offering a broad range of issuer- and acquirer-processing technologies that support consumer-finance, credit, debit, healthcare, loyalty and prepaid services for financial institutions and retail companies in the Americas, EMEA and Asia-Pacific regions. For more information, contact news@tsys.com.
     This press release contains statements that constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding TSYS’ expected continued strong international revenue growth, TSYS’ earnings forecast for 2008, and the assumptions underlying such statements. These statements are based on the current beliefs and expectations of TSYS’ management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by our forward-looking statements in this press release. Many of these factors are beyond TSYS’ ability to control or predict. These factors include, but are not limited to, one or more of the assumptions upon which TSYS’ 2008 earnings forecast is based are incorrect, including no changes to the tax treatment of spin-related items. Additional factors that could cause actual results to differ materially from those contemplated in this release can be found in TSYS’ filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. We do not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise.
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